Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned persons hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the common stock of Aqua Metals, Inc. and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing. In evidence thereof each of the undersigned, being duly authorized, hereby execute this Agreement on the date set forth below.

Date:	May 31, 2016

INTERSTATE EMERGING INVESTMENTS, LLC

By: Interstate Batteries, Inc., its sole member

By:	/s/ William McDade
William McDade
Vice President & Chief Financial Officer

INTERSTATE BATTERIES, INC.

By:	/s/ William McDade
William McDade
Vice President & Chief Financial Officer